Exhibit 10.1

Confidential – Dentons Draft

12.02.2025

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 3, 2025 (the “Effective Date”), by and between Nomadar Corp., a Delaware corporation (the “Company”), and Joaquin Martin Perles (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its CEO Americas & Global Vice-Chairman on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2. Term of Employment. This Agreement shall become effective and the Executive’s employment with the Company shall commence as of the Effective Date and this Agreement shall remain in effect until Executive’s employment with the Company is terminated pursuant to Section 6 hereof (the “Term of Employment”).

3. Executive’s Duties and Obligations.

(a) Duties. The Executive shall serve as the Company’s CEO Americas & Global Vice-Chairman The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly-traded company. The Executive shall report directly to the Company’s Chief Executive Officer and shall be subject to reasonable policies established by the Company.

(b) Location of Employment. The Executive’s principal place of business shall be at the Executive’s office at 5015 Hwy 59, Marshall, Texas, 75670. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel from time to time.

(c) Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Confidentiality Agreement attached to this Agreement as Exhibit B. The Executive shall comply at all times with the covenants (including covenants not to compete or solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4. Devotion of Time to the Company’s Business.

(a) Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

(b) Other Activities. Executive may serve on corporate, civic or charitable boards or committees with the prior approval of the Board, deliver lectures, fulfill speaking engagements and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company.

5. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than €70,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. The Company may not reduce the Executive’s Base Salary (after taking into account any increase in Base Salary) without the Executive’s consent unless the Company reduces the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis.

(b) Variable Compensation. In addition to the Base Salary, the Company shall provide the Executive with annual variable compensation in the amount of €30,000 (the “Variable Compensation”).

The Variable Compensation shall be earned based on the Executive’s performance against the following criteria:

1.	Operational implementation of the Company’s business model in the United States.
2.	Development and execution of high-impact strategic and commercial agreements.
3.	Achievement of the milestones set forth in the annual roadmap approved by Management.
4.	Timely and accurate delivery of financial and operational reporting.

Following the close of each fiscal year, the Compensation Committee of the Board of Directors (the “Committee”) shall review and validate the Executive’s performance in relation to the above criteria. The Variable Compensation shall become payable only upon such validation and shall be settled in a single lump-sum payment no later than sixty (60) days after the Company’s fiscal year-end, unless otherwise required by applicable law. For clarity, the Variable Compensation shall not be deemed earned, vested, or payable until the Committee has completed its review and has confirmed that the triggering criteria have been met.

(c) Equity Awards. There The Company shall establish and maintain a comprehensive corporate equity incentive plan (the “Equity Incentive Plan”) applicable to eligible employees, executives, and directors of the Company and its subsidiaries. The Equity Incentive Plan will define the terms, conditions, and mechanics under which equity-based awards may be granted, including, without limitation, stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”), or any other form of equity compensation permitted under applicable law.

The Executive’s eligibility for, and participation in, equity incentive awards shall be governed exclusively by the Equity Incentive Plan and the individual award agreements issued thereunder. Any equity awards granted to the Executive in his capacity as CEO Americas shall be made pursuant to, and subject to the terms and conditions of, the Equity Incentive Plan and the applicable award agreement, each as adopted, approved, or amended from time to time by the Board of Directors and the Compensation Committee. For clarity, no provision of this Agreement shall be construed to provide the Executive with any right to receive a specific number, type, or value of equity awards except as expressly set forth in an award agreement granted under the Equity Incentive Plan. Any equity awards to be made to Executive shall be set forth in a separate agreement.

(d) Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees, in accordance with applicable laws. Nothing in this Section 3(d) of the Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements and the Company reserves the right to amend, modify or terminate any such fringe or employee benefit plan.

(e) Vacations. During the Term of Employment, the Executive shall be entitled to 20 days paid vacation per year, or such greater amount as may be earned under the Company’s standard vacation policy.

(f) Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

6. Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a) Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b) Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, If the Executive’s employment is terminated pursuant to this Section 6(b), his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

(c) Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company at least thirty (30) days prior to his Date of Termination.

(d) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates his employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

(e) Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive.

(f) Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if (i) no fewer than 30 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the Board of Directors and/or Chief Executive Officer believe constitute Cause; and (ii) the Executive fails to cure the acts or omissions that constitute Cause within 30 days after receiving such Notice of Consideration.

7. Compensation and Benefits Payable Upon of Termination of Employment.

(a) Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company (including any vested rights the Executive may have to outstanding Equity Awards pursuant to the terms of such Equity Awards). Except as provided in Section 7(b) or (c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

(b) Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate following the Executive’s death) shall receive the Executive’s accrued but unpaid Variable Compensation, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Key Executive Incentive Plan;

(c) Termination of Employment by the Company Without Cause, or by the Executive for Good Reason. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, and such termination occurs outside of the Change of Control Period, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 10, the Executive (or her Beneficiary following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Variable Compensation, if any, for the calendar year ended prior to her Date of Termination payable at the same time annual bonuses for such calendar year are paid to other senior employees of the Company;

(ii)	One hundred percent (100%) of the Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iii)	a severance payment payable in a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 8, in an amount equal to twelve (12) months of Base Salary; and

(iv)	reimbursement of COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, her spouse and dependents under the Company’s group health, dental and vision plans for a six (6) month period from the Date of Termination, if applicable.

Notwithstanding the foregoing, if the Executive materially breaches this Agreement or the Executive’s Confidentiality Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

(d) Termination of Employment by the Company Without Cause, or by the Executive for Good Reason in Connection with a Change of Control. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, and such termination occurs during the Change of Control Period, and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8, the Executive (or her Beneficiary following the Executive’s death) shall receive:

(i)	a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 8, equal to the Executive’s accrued but unpaid Variable Compensation, if any, for the calendar year ended prior to her Date of Termination;

(ii)	a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 8, equal to one hundred percent (100%) of Executive’s target bonus as in effect for the calendar year in which Executive’s termination of employment occurs; provided that the amount paid to Executive pursuant to this Section 7(d)(ii) will be prorated based on the actual amount of time Executive is employed by the Company during the calendar year (or the relevant performance period if something different than a calendar year) during which the termination occurs;

(iii)	one hundred percent (100%) of the Executive’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iv)	a severance payment payable in a single lump sum within five (5) business days after the Executive’s Release becomes final, binding and irrevocable in accordance with Section 8, in an amount equal to eighteen (18) months of Base Salary; and

(v)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, her spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination; if applicable.

(e) Terminations Within Sixty (60) Days Prior to a Change of Control. If (a) the Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 7(c) and (b) a Change of Control occurs within sixty (60) days following Executive’s termination of employment, then upon the Change of Control, the Executive shall be entitled to a lump-sum payment of the amount calculated under Section 7(d), less amounts already paid under Section 7(c), subject to compliance with Section 8.

8. Release. As a condition of receiving the compensation and benefits described in Section 7(c), (d), and (e), Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7 of this Employment Agreement, (ii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause, or by the Executive for Good Reason. The compensation and benefits described in Section 7(c), (d), and (e) will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release (but in no event later than, if the Executive revokes the Release within the applicable revocation period set forth in such Release or if the revocation period expires more than sixty (60) days following the Executive’s Date of Termination.

9. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:

Nomadar Corp.

Attention: Board of Directors

5015 Highway 59 N, Marshall, Texas 75670

[INSERT EMAIL ADDRESS]

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

12. Arbitration.

(a) If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement, the Confidentiality Agreement, or any dispute or claim between the Executive and the Company and any of its subsidiaries or any of their respective officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand”. Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 12. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b) The Dispute shall be resolved by a single arbitrator in an arbitration administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c) Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 12 in order to assert such counterclaim(s).

(d) The arbitration shall be filed with the office of the JAMS located in New York City, NY, or such other JAMS office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the JAMS Rules as in effect at the time of the arbitration hearing. In addition, the following rules and procedures shall apply to the arbitration:

(i)	The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 12.

(ii)	The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)	The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)	Except as otherwise provided by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 12, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)	Except as provided in the last sentence of Section 12(a), the provisions of this Section 12 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 12 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b) Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

(c) Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d) Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f) Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 13(e) in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g) Beneficiary. If the Executive dies prior to receiving all of the amounts payable to her in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Executive in writing to the Company during her lifetime, or if no such Beneficiary is designated, to the Executive’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Executive, without the consent of any prior Beneficiary, may change her designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

(h) Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(i) Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

(k) Legal Fees. Each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

14. Section 409A of the Code.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b) Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death. On the first day of the seventh (7th) month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 14 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7 provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

15. Excess Parachute Excise Tax.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards.

(b) All determinations required to be made under this Section 11, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

16. Recoupment.

(a) Policy. Any incentive-based compensation received by the Executive including Variable Compensation and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

(b) Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Executive for any payment or reimbursement by the Executive to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Executive or payment of any profits realized by the Executive from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

17. No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

18. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on [______ __, 2025.

NOMADAR CORP.

By:
Name:
Title:

EXECUTIVE

[INSERT EXECUTIVE’S NAME]

EXHIBIT A

(a) “Base Salary” shall have the meaning set forth in Section 5(a) of the Employment Agreement.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform his essential duties hereunder or the lawful directives of the Chief Executive Officer or the Board of Directors (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iv)	The Executive’s material breach of his obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company.

(d) “CEO” means the Company’s chief executive officer.

(e) “Change of Control” means the occurrence of any one of the following events.

(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

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(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iii)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Company within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(b)	“Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(c)	“Change of Control Period” means the twelve (12) month period following a Change of Control.

(d)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(e)	“Compensation Committee” means the compensation committee of the Board or such other committee of the Board that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the full Board.

(f)	“Confidentiality Agreement” means the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, compete with the Company or solicit employees, consultants independent contractors or customers and clients of the Company).

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(g)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death.

(h)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 day days (whether or not consecutive) within any twelve (12) consecutive month period.

(i)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise.

(j)	“Fiscal Year” means the fiscal year of the Company, which is the December 31st.

(k)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis;

(iii)	the relocation of the Executive’s principal office without his written consent to a location that increases the Executive’s one-way commute from his residence at the time such relocation becomes effective by more than 30 minutes;

(iv)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company; or

(v)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in his capacity as an officer, director or employee of the Company;

(vi)	a material breach of this Agreement by the Company.

(l)	“Release” shall have the meaning set forth in Section 8 of the Employment Agreement.

(m)	“Variable Compensation” shall have the meaning set forth in Section 5(b) of the Employment Agreement.

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION AGREEMENT

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